EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
Kenneth Schellenberg
FBCInvestorRelations@flagstar.com
(248) 312-5741

Flagstar Bancorp Reports Third Quarter 2019 Net Income of $63 million, or $1.11 Per Diluted Share

Key Highlights - Third Quarter 2019

•	Mortgage revenues increased $28 million from prior quarter, led by margin expansion of 31 basis points and a $0.9 billion increase in fallout-adjusted locks.

•	Net interest income increased $8 million, driven by diversified loan growth and a stable net interest margin.

•	Strong asset quality -- minimal net charge-offs, low delinquencies, and no nonperforming commercial loans.

TROY, Mich., Oct. 22, 2019 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, FSB, today reported third quarter 2019 net income of $63 million, or $1.11 per diluted share, compared to second quarter 2019 net income of $61 million, or $1.06 per diluted share. On an adjusted basis, Flagstar reported net income of $41 million, or $0.71 per diluted share, for the second quarter 2019 and $49 million, or $0.85 per diluted share, for the third quarter 2018.

Third Quarter 2019 Highlights:

"The third quarter was a landmark quarter for Flagstar,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “Across the board, our businesses produced solid results, with mortgage banking taking advantage of market opportunities and our community banking and servicing segments again delivering strong, consistent earnings. The quarter also marked a milestone as the consent order with the CFPB expired, officially closing the book on our legacy regulatory matters.

"Community banking once again showed excellent growth, with net interest income climbing $8 million, or 6 percent, on an increase in earning assets of $1.2 billion, or 7 percent. Helping fuel the net interest income growth was a 12 percent increase in commercial loans, led by the continued success of our warehouse business. Also contributing to the growth were solid performances from our commercial real estate and homebuilder finance segments. Importantly, we achieved this growth while holding net interest margin nearly flat, despite two rate cuts, demonstrating strong margin management and the flexibility of our balance sheet.

“Our mortgage team had a strong quarter, with gain on sale rising to $110 million, a 47 percent increase over second quarter 2019 and a 156 percent increase over third quarter 2018. As a result of our continued focus on price discipline, combined with efforts to optimize volume and margin, gain on sale margin increased 31 basis points to 120 basis points in the third quarter 2019. Fallout-adjusted locks increased to $9.2 billion. These results highlight the diligence of our mortgage team to provide value to our customers at returns that maximize revenue for the company.

“We ended the quarter servicing or subservicing nearly 994,000 loans. The significant growth in this business over the past two years is testament to the quality platform and one-stop shop we offer our clients, underpinned by our industry-leading oversight, monitoring and compliance framework. We also successfully closed the default servicing transaction and integrated the business, further strengthening our servicing offering."

"This quarter's results demonstrated the earnings potential of our unique business model. Looking forward, we are confident that our business is well positioned to continue to generate strong risk-adjusted returns and create significant value for our shareholders in a variety of environments."

Income Statement Highlights
	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in millions)
Net interest income	$146	$138	$126	$152	$124
Provision (benefit) for loan losses	1	17	—	(5)	(2)
Noninterest income	171	168	109	98	107
Noninterest expense	238	214	191	189	173
Income before income taxes	78	75	44	66	60
Provision for income taxes	15	14	8	12	12
Net income	$63	$61	$36	$54	$48

Income per share:
Basic	$1.12	$1.08	$0.64	$0.94	$0.84
Diluted	$1.11	$1.06	$0.63	$0.93	$0.83

Adjusted Income Statement Highlights (Non-GAAP) (1)
	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in millions)
Net interest income	$146	$138	$126	$123	$124
Provision (benefit) for loan losses	1	17	—	(5)	(2)
Noninterest income	171	143	109	98	107
Noninterest expense	238	214	190	175	172
Income before income taxes	78	50	45	51	61
Provision for income taxes	15	9	8	9	12
Net income	$63	$41	$37	$42	$49

Income per share:
Basic	$1.12	$0.72	$0.65	$0.73	$0.86
Diluted	$1.11	$0.71	$0.64	$0.72	$0.85

(1)	See Non-GAAP Reconciliation for further information.

Key Ratios
	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Net interest margin	3.05%	3.08%	3.09%	3.70%	2.93%
Adjusted net interest margin (1)	3.05%	3.08%	3.09%	2.99%	2.93%
Return on average assets	1.2%	1.2%	0.8%	1.2%	1.0%
Return on average common equity	14.7%	14.6%	9.2%	14.0%	12.8%
Efficiency ratio	75.2%	69.8%	81.3%	75.7%	74.6%
HFI loan-to-deposit ratio	74.2%	75.0%	71.0%	74.7%	78.3%
Adjusted HFI loan-to-deposit ratio (2)	82.0%	80.6%	77.0%	77.3%	77.8%

(1)
The three months ended December 31, 2018, excludes $29 million of hedging gains reclassified from AOCI to net interest income in conjunction with the payment of long-term FHLB advances. See Non-GAAP Reconciliation for further information.

(2)	Excludes warehouse loans and custodial deposits. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights
	Three Months Ended					% Change
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	Seq	Yr/Yr
	(Dollars in millions)
Average interest-earning assets	$18,997	$17,759	$16,294	$16,391	$16,786	7%	13%
Average loans held-for-sale (LHFS)	3,786	3,539	3,266	3,991	4,393	7%	(14)%
Average loans held-for-investment (LHFI)	11,743	10,613	9,164	8,916	8,872	11%	32%
Average total deposits	15,817	14,159	12,906	11,942	11,336	12%	40%

Net Interest Income

Net interest income increased $8 million, or 6 percent, to $146 million for the third quarter 2019 as compared to the second quarter 2019. The results reflect a 7 percent increase in average earning assets, fueled by 12 percent growth in commercial loans. Net interest margin remained stable, decreasing only 3 basis points despite two rate cuts in the quarter, to 3.05 percent for the third quarter 2019 as compared to the second quarter 2019.

Loans held-for-investment averaged $11.7 billion for the third quarter 2019, increasing $1.1 billion from the prior quarter. During the third quarter 2019, average warehouse loans increased $511 million, or 26 percent, benefiting from growth in the overall mortgage market. We also had solid growth in our commercial real estate portfolio as average balances increased $200 million, or 8 percent. Average consumer loans increased $396 million, or 9 percent, driven evenly by loan growth in non-auto indirect, mortgage and HELOCs.

Average total deposits were $15.8 billion in the third quarter 2019, increasing $1.7 billion, or 12 percent, from the second quarter 2019. The increase primarily reflects $1.1 billion higher custodial deposits driven by refinance activity and $328 million higher wholesale deposits.

Provision for Loan Losses

The provision for loan losses was $1 million for the third quarter 2019, as compared to $17 million for the second quarter 2019 reflecting strong asset quality, low delinquencies and no nonperforming commercial loans.

Noninterest Income

Noninterest income increased $3 million, or 2 percent, to $171 million in the third quarter 2019, as compared to $168 million for the second quarter 2019. Excluding the $25 million DOJ benefit in the second quarter, noninterest income rose $28 million, or 20 percent, primarily due to higher mortgage revenue.

Third quarter 2019 net gain on loan sales increased $35 million, or 47 percent, to $110 million, versus $75 million in the second quarter 2019. The net gain on loan sale margin expanded 31 basis points to 1.20 percent for the third quarter 2019, as compared to 0.89 percent for the second quarter 2019. Fallout-adjusted locks increased 10 percent to $9.2 billion, primarily reflecting increased refinance activity due to the continuation of lower mortgage rates.

This increased refinance activity accelerated prepayments, creating a net loss on mortgage servicing rights (including hedging) of $2 million for the third quarter 2019, compared to a $5 million net return for the second quarter 2019.

Loan fees and charges increased $5 million, or 21 percent, to $29 million for the third quarter 2019, as compared to $24 million for the second quarter 2019, driven by $621 million of higher mortgage loan closings.

Mortgage Metrics
						Change (% / bps)
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	Seq	Yr/Yr
	(Dollars in millions)
For the three months ended:
Mortgage rate lock commitments (fallout-adjusted) (1)	$9,197	$8,344	$6,602	$5,284	$8,290	10%	11%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	1.20%	0.89%	0.72%	0.60%	0.51%	31	69
Net gain on loan sales	$110	$75	$49	$34	$43	47%	156%
Net return on the mortgage servicing rights (MSR)	$(2)	$5	$6	$10	$13	NM	NM
Gain on loan sales + net return on the MSR	$108	$80	$55	$44	$56	35%	93%
At the end of the period:
Loans serviced (number of accounts - 000's) (3)	994	983	962	851	619	1%	61%
Capitalized value of MSRs	1.14%	1.23%	1.27%	1.35%	1.43%	(9)	(29)
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Based on net gain on loan sales (excludes net gain on loan sales of $2 million from loans transferred from LHFI during both the three months ended March 31, 2019 and December 31, 2018) to fallout-adjusted mortgage rate lock commitments.

(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.
NM - Not meaningful

Noninterest Expense

Noninterest expense increased to $238 million for the third quarter 2019, as compared to $214 million for the second quarter 2019, primarily reflecting higher mortgage-related expenses driven by an increase in mortgage closings.

The Company's efficiency ratio was 75 percent for the third quarter 2019, as compared to the second quarter 2019 adjusted efficiency ratio of 76 percent. The results reflect positive operating leverage as total adjusted revenue increased 13 percent while expenses rose 11 percent during the third quarter of 2019.

Income Taxes

The third quarter 2019 provision for income taxes totaled $15 million, compared to $14 million for the second quarter 2019. The effective tax rate was 18 percent for the third quarter 2019, compared to 19 percent for the second quarter 2019.

Asset Quality

Credit Quality Ratios
	As of/Three Months Ended					Change (% / bps)
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	0.9%	0.9%	1.3%	1.4%	1.5%	0	(60)
Charge-offs, net of recoveries	$1	$34	$1	$1	$1	N/M	—%
Total nonperforming LHFI and TDRs	$26	$63	$24	$22	$25	N/M	4%
Net charge-offs to LHFI ratio (annualized)	0.02%	1.29%	0.05%	0.04%	0.05%	N/M	(3)
Ratio of nonperforming LHFI and TDRs to LHFI	0.21%	0.54%	0.24%	0.24%	0.28%	(33)	(7)
N/M - Not meaningful

The allowance for loan losses was $110 million and covered 0.9 percent of loans held-for-investment at September 30, 2019, consistent with reserve and coverage ratios as of June 30, 2019.

Net charge-offs in the third quarter 2019 were $1 million, or 2 basis points of LHFI, compared to $34 million, or 129 basis points in the prior quarter. The current period results reflect low net charge-offs, including a $1 million Live Well recovery. Charge-offs in the second quarter included the $30 million Live Well credit loss and $4 million in other net charge-offs primarily related to unsecured consumer credits acquired in the December branch acquisition.

Nonperforming loans were $26 million at September 30, 2019, compared to $63 million at June 30, 2019. Nonperforming loans at June 30, 2019 included the $37 million Live Well loan. The ratio of nonperforming loans to loans held-for-investment was 0.21 percent at September 30, 2019, compared to 0.54 percent at June 30, 2019. At September 30, 2019, early stage loan delinquencies totaled $12 million, or 0.10 percent, of total loans, compared to $8 million, or 0.07 percent, at June 30, 2019.

Capital

Capital Ratios (Bancorp)						Change (% / bps)
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	Seq	Yr/Yr
Tangible common equity to assets ratio (1)	7.09%	7.31%	7.16%	7.45%	7.74%	(22)	(65)
Tier 1 leverage (to adj. avg. total assets)	7.98%	7.94%	8.37%	8.29%	8.36%	4	(38)
Tier 1 common equity (to RWA)	9.25%	9.08%	9.69%	10.54%	11.01%	17	(176)
Tier 1 capital (to RWA)	10.80%	10.73%	11.51%	12.54%	13.04%	7	(224)
Total capital (to RWA)	11.53%	11.51%	12.49%	13.63%	14.20%	2	(267)
Tangible book value per share (1)	$27.62	$26.16	$24.65	$23.90	$25.13	6%	10%

(1)	See Non-GAAP Reconciliation for further information.

The Company maintained a solid capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At September 30, 2019, the Company had a total risk-based capital ratio of 11.53 percent, as compared to 11.51 percent at June 30, 2019.

Under the terms of recently approved regulatory capital requirements, the Company's Tier 1 leverage ratio would have increased approximately 46 basis points and risk-based capital ratios would have increased by approximately 20 to 30 basis points at September 30, 2019 (pro forma basis).

Earnings Conference Call

As previously announced, the Company's third quarter 2019 earnings call will be held Tuesday, October 22, 2019 at 11 a.m. (ET).

To join the call, please dial (888) 254-3590 toll free or (786) 789-4797 and use passcode 2306380. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 2306380.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $22.0 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 88 retail locations in 26 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $204 billion of loans representing 994,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share, tangible common equity to assets ratio, return on average tangible equity, adjusted return on average tangible equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted net interest income, adjusted noninterest income, adjusted noninterest expense, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, adjusted basic and diluted earnings per share, adjusted net interest margin, and adjusted efficiency ratio. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Assets
Cash	$234	$268	$260	$150
Interest-earning deposits	119	51	148	114
Total cash and cash equivalents	353	319	408	264
Investment securities available-for-sale	1,697	1,718	2,142	1,857
Investment securities held-to-maturity	635	661	703	724
Loans held-for-sale	4,196	3,345	3,869	4,835
Loans held-for-investment	12,548	11,655	9,088	8,966
Loans with government guarantees	607	507	392	305
Less: allowance for loan losses	(110)	(110)	(128)	(134)
Total loans held-for-investment and loans with government guarantees, net	13,045	12,052	9,352	9,137
Mortgage servicing rights	285	316	290	313
Net deferred tax asset	58	71	103	111
Federal Home Loan Bank stock	303	303	303	303
Premises and equipment, net	417	415	390	360
Goodwill and intangible assets	174	178	190	70
Other assets	860	828	781	723
Total assets	$22,023	$20,206	$18,531	$18,697
Liabilities and Stockholders' Equity
Noninterest bearing deposits	$5,649	$4,784	$2,989	$3,096
Interest bearing deposits	10,096	9,632	9,391	8,493
Total deposits	15,745	14,416	12,380	11,589
Short-term Federal Home Loan Bank advances and other	2,329	2,550	3,244	3,199
Long-term Federal Home Loan Bank advances	650	500	150	1,280
Other long-term debt	496	495	495	495
Other liabilities	1,069	589	692	616
Total liabilities	20,289	18,550	16,961	17,179
Stockholders' Equity
Common stock	1	1	1	1
Additional paid in capital	1,481	1,477	1,522	1,519
Accumulated other comprehensive income (loss)	5	(8)	(47)	(42)
Retained earnings	247	186	94	40
Total stockholders' equity	1,734	1,656	1,570	1,518
Total liabilities and stockholders' equity	$22,023	$20,206	$18,531	$18,697

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Third Quarter 2019 Compared to:
	Three Months Ended					Second Quarter 2019		Third Quarter 2018
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$203	$198	$180	$181	$183	$5	3%	$20	11%
Total interest expense	57	60	54	29	59	(3)	(5)%	(2)	(3)%
Net interest income	146	138	126	152	124	8	6%	22	18%
Provision (benefit) for loan losses	1	17	—	(5)	(2)	(16)	N/M	3	N/M
Net interest income after provision (benefit) for loan losses	145	121	126	157	126	24	20%	19	15%
Noninterest Income
Net gain on loan sales	110	75	49	34	43	35	47%	67	156%
Loan fees and charges	29	24	17	20	23	5	21%	6	26%
Net return on the mortgage servicing rights	(2)	5	6	10	13	(7)	(140)%	(15)	(115)%
Loan administration income	5	6	11	8	5	(1)	(17)%	—	—%
Deposit fees and charges	10	10	8	6	5	—	—%	5	100%
Other noninterest income	19	48	18	20	18	(29)	(60)%	1	6%
Total noninterest income	171	168	109	98	107	3	2%	64	60%
Noninterest Expense
Compensation and benefits	98	90	87	82	76	8	9%	22	29%
Occupancy and equipment	40	40	38	36	31	—	—%	9	29%
Commissions	38	25	13	16	21	13	52%	17	81%
Loan processing expense	22	21	17	16	14	1	5%	8	57%
Legal and professional expense	6	6	6	9	7	—	—%	(1)	(14)%
Federal insurance premiums	5	5	4	4	6	—	—%	(1)	(17)%
Intangible asset amortization	3	4	4	3	1	(1)	(25)%	2	N/M
Other noninterest expense	26	23	22	23	17	3	13%	9	53%
Total noninterest expense	238	214	191	189	173	24	11%	65	38%
Income before income taxes	78	75	44	66	60	3	4%	18	30%
Provision for income taxes	15	14	8	12	12	1	7%	3	25%
Net income	$63	$61	$36	$54	$48	$2	3%	$15	31%
Income per share
Basic	$1.12	$1.08	$0.64	$0.94	$0.84	$0.04	4%	$0.28	33%
Diluted	$1.11	$1.06	$0.63	$0.93	$0.83	$0.05	5%	$0.28	34%

Cash dividends declared	$0.04	$0.04	$0.04	$—	$—	$—	—%	$0.04	100%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)
(Unaudited)

	Nine Months Ended		Compared to: Nine Months Ended September 30, 2018
	September 30, 2019	September 30, 2018	Amount	Percent
Interest Income
Total interest income	$581	$502	$79	16%
Total interest expense	171	157	14	9%
Net interest income	410	345	65	19%
Provision (benefit) for loan losses	18	(3)	21	N/M
Net interest income after provision (benefit) for loan losses	392	348	44	13%
Noninterest Income
Net gain on loan sales	234	166	68	41%
Loan fees and charges	70	67	3	4%
Net return on the mortgage servicing rights	9	26	(17)	(65)%
Loan administration income	22	15	7	47%
Deposit fees and charges	28	15	13	87%
Other noninterest income	85	52	33	63%
Total noninterest income	448	341	107	31%
Noninterest Expense
Compensation and benefits	275	236	39	17%
Occupancy and equipment	118	91	27	30%
Commissions	76	64	12	19%
Loan processing expense	60	43	17	40%
Legal and professional expense	18	19	(1)	(5)%
Federal insurance premiums	14	18	(4)	(22)%
Intangible asset amortization	11	—	11	N/M
Other noninterest expense	71	52	19	37%
Total noninterest expense	643	523	120	23%
Income before income taxes	197	166	31	19%
Provision for income taxes	37	33	4	12%
Net income	$160	$133	$27	20%
Income per share
Basic	$2.83	$2.32	$0.51	22%
Diluted	$2.80	$2.28	$0.52	23%

Cash dividends declared	$0.12	$—	$0.12	100%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Selected Mortgage Statistics:
Mortgage rate lock commitments (fallout-adjusted) (1)	$9,197	$8,344	$8,290	$24,143	$25,024
Mortgage loans originated (2)	$9,262	$8,641	$9,199	$23,416	$26,125
Mortgage loans sold and securitized	$8,186	$8,838	$8,423	$22,194	$24,930
Selected Ratios:
Interest rate spread (3)	2.48%	2.57%	2.57%	2.57%	2.57%
Net interest margin	3.05%	3.08%	2.93%	3.07%	2.85%
Net margin on loans sold and securitized	1.34%	0.84%	0.51%	1.05%	0.66%
Return on average assets	1.20%	1.22%	1.04%	1.08%	1.00%
Adjusted return on average assets (4) (5)	1.20%	0.81%	1.05%	0.95%	1.00%
Return on average common equity	14.72%	14.58%	12.80%	12.90%	12.10%
Return on average tangible common equity (6)	17.12%	17.14%	13.67%	15.30%	12.78%
Adjusted return on average tangible common equity (4)(5)(6)	17.12%	11.69%	13.67%	13.54%	12.78%
Efficiency ratio	75.2%	69.8%	74.6%	75.0%	76.2%
Common equity-to-assets ratio (average for the period)	8.12%	8.35%	8.13%	8.34%	8.23%
Average Balances:
Average interest-earning assets	$18,997	$17,759	$16,786	$17,693	$16,050
Average interest-bearing liabilities	$12,893	$12,898	$13,308	$12,767	$13,150
Average stockholders' equity	$1,722	$1,668	$1,514	$1,658	$1,468

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)	Includes residential first mortgage.

(3)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(4)
Excludes acquisition-related expenses attributable to the Wells Fargo branch acquisition of $1 million for the three and nine months ended September 30, 2018 and the nine months ended September 30, 2019. See Non-GAAP Reconciliation for further information.

(5)	Excludes DOJ benefit of $25 million during the three months ended June 30, 2019 and the nine months ended September 30, 2019. See Non-GAAP Reconciliation for further information.

(6)	Excludes goodwill, intangible assets and the associated amortization. See Non-GAAP Reconciliation for further information.

	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Selected Statistics:
Book value per common share	$30.69	$29.31	$27.19	$26.34
Tangible book value per share (1)	$27.62	$26.16	$23.90	$25.13
Number of common shares outstanding	56,510,341	56,483,937	57,749,464	57,625,439
Number of FTE employees	4,171	4,147	3,938	3,496
Number of bank branches	160	160	160	108
Ratio of nonperforming assets to total assets (2)	0.16%	0.36%	0.16%	0.17%
Common equity-to-assets ratio	7.88%	8.19%	8.47%	8.12%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	39.9	39.7	35.8	34.3
Capitalized value of mortgage servicing rights	1.14%	1.23%	1.35%	1.43%

(1)
Excludes goodwill and intangibles of $174 million, $178 million, $190 million and $70 million at September 30, 2019, June 30, 2019, December 31,2018 and September 30, 2018, respectively. See Non-GAAP Reconciliation for further information.

(2)	Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,786	$40	4.22%	$3,539	$40	4.55%	$4,393	$52	4.69%
Loans held-for-investment
Residential first mortgage	3,282	29	3.58%	3,146	28	3.61%	3,027	27	3.63%
Home equity	934	13	5.37%	814	11	5.54%	695	9	5.12%
Other	658	10	5.99%	518	9	6.78%	128	2	5.54%
Total Consumer loans	4,874	52	4.24%	4,478	48	4.33%	3,850	38	3.96%
Commercial Real Estate	2,594	35	5.39%	2,394	35	5.65%	2,106	29	5.37%
Commercial and Industrial	1,767	22	4.97%	1,744	23	5.26%	1,330	18	5.28%
Warehouse Lending	2,508	32	5.00%	1,997	27	5.21%	1,586	21	5.10%
Total Commercial loans	6,869	89	5.14%	6,135	85	5.40%	5,022	68	5.26%
Total loans held-for-investment	11,743	141	4.77%	10,613	133	4.95%	8,872	106	4.70%
Loans with government guarantees	574	4	2.78%	502	4	2.94%	292	3	4.20%
Investment securities	2,713	17	2.63%	2,907	20	2.75%	3,100	21	2.81%
Interest-earning deposits	181	1	2.22%	198	1	2.23%	129	1	2.38%
Total interest-earning assets	18,997	$203	4.27%	17,759	$198	4.42%	16,786	$183	4.32%
Other assets	2,200			2,207			1,825
Total assets	$21,197			$19,966			$18,611
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,388	$3	0.88%	$1,323	$3	0.84%	$727	$3	1.62%
Savings deposits	3,262	10	1.20%	3,191	9	1.16%	3,229	7	0.90%
Money market deposits	722	1	0.34%	745	1	0.32%	252	—	0.62%
Certificates of deposit	2,583	15	2.40%	2,611	15	2.34%	2,150	10	1.78%
Total retail deposits	7,955	29	1.45%	7,870	28	1.42%	6,358	20	1.27%
Government deposits	1,253	4	1.45%	1,128	5	1.51%	1,174	4	1.28%
Wholesale deposits and other	744	5	2.42%	417	2	2.35%	537	3	2.03%
Total interest-bearing deposits	9,952	38	1.52%	9,415	35	1.47%	8,069	27	1.32%
Short-term FHLB advances and other	1,910	10	2.24%	2,633	17	2.53%	3,465	18	2.10%
Long-term FHLB advances	536	2	1.72%	354	1	1.72%	1,280	7	2.11%
Other long-term debt	495	7	5.60%	496	7	5.77%	494	7	5.62%
Total interest-bearing liabilities	12,893	57	1.79%	12,898	60	1.85%	13,308	59	1.75%
Noninterest-bearing deposits
Retail deposits and other	1,315			1,275			1,298
Custodial deposits (1)	4,550			3,469			1,969
Total Noninterest-bearing deposits	5,865			4,744			3,267
Other liabilities	717			656			522
Stockholders' equity	1,722			1,668			1,514
Total liabilities and stockholders' equity	$21,197			$19,966			$18,611
Net interest-earning assets	$6,104			$4,861			$3,478
Net interest income		$146			$138			$124
Interest rate spread (2)			2.48%			2.57%			2.57%
Net interest margin (3)			3.05%			3.08%			2.93%
Ratio of average interest-earning assets to interest-bearing liabilities			147.3%			137.7%			126.1%
Total average deposits	$15,817			$14,159			$11,336

(1)	Approximately 80 percent includes custodial deposits from loans subserviced which pay interest that is recognized as an offset in net loan administration income.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2019			September 30, 2018
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,532	$119	4.48%	$4,265	$142	4.44%
Loans held-for-investment
Residential first mortgage	3,158	85	3.61%	2,893	76	3.52%
Home equity	832	34	5.50%	681	26	5.13%
Other	512	25	6.51%	71	3	5.37%
Total Consumer loans	4,502	144	4.29%	3,645	105	3.86%
Commercial Real Estate	2,414	102	5.56%	2,026	79	5.12%
Commercial and Industrial	1,702	67	5.20%	1,269	51	5.26%
Warehouse Lending	1,898	74	5.17%	1,312	51	5.08%
Total Commercial loans	6,014	243	5.34%	4,607	181	5.15%
Total loans held-for-investment	10,516	387	4.89%	8,252	286	4.58%
Loans with government guarantees	511	11	2.88%	288	8	3.86%
Investment securities	2,957	61	2.77%	3,127	64	2.74%
Interest-earning deposits	177	3	2.38%	118	2	1.95%
Total interest-earning assets	17,693	$581	4.37%	16,050	$502	4.15%
Other assets	2,184			1,784
Total assets	$19,877			$17,834
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,311	$8	0.80%	$660	$4	0.89%
Savings deposits	3,181	26	1.10%	3,376	21	0.85%
Money market deposits	748	2	0.31%	235	1	0.54%
Certificates of deposit	2,561	44	2.29%	1,927	24	1.64%
Total retail deposits	7,801	80	1.37%	6,198	50	1.09%
Government deposits
Government deposits	1,184	13	1.49%	1,137	10	1.14%
Wholesale deposits and other	518	9	2.35%	325	5	1.99%
Total interest-bearing deposits	9,503	102	1.44%	7,660	65	1.13%
Short-term FHLB advances and other	2,420	44	2.45%	3,713	50	1.81%
Long-term FHLB advances	349	4	1.71%	1,283	21	2.15%
Other long-term debt	495	21	5.76%	494	21	5.53%
Total interest-bearing liabilities	12,767	171	1.80%	13,150	157	1.58%
Noninterest-bearing deposits
Retail deposits and other	1,278			1,043
Custodial deposits (1)	3,524			1,678
Total Noninterest-bearing deposits	4,802			2,721
Other liabilities	650			495
Stockholders' equity	1,658			1,468
Total liabilities and stockholders' equity	$19,877			$17,834
Net interest-earning assets	$4,926			$2,900
Net interest income		$410			$345
Interest rate spread (2)			2.57%			2.57%
Net interest margin (3)			3.07%			2.85%
Ratio of average interest-earning assets to interest-bearing liabilities			138.6%			122.1%
Total average deposits	$14,305			$10,381

(1)	Approximately 80 percent includes custodial deposits from loans subserviced which pay interest that is recognized as an offset in net loan administration income.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income	$63	$61	$48	$160	$133
Weighted average shares
Weighted average common shares outstanding	56,484,499	56,446,077	57,600,360	56,607,944	57,483,802
Effect of dilutive securities
Stock-based awards	626,297	615,745	732,238	644,596	818,118
Weighted average diluted common shares	57,110,796	57,061,822	58,332,598	57,252,540	58,301,920
Earnings per common share
Basic earnings per common share	$1.12	$1.08	$0.84	$2.83	$2.32
Effect of dilutive securities
Stock-based awards	(0.01)	(0.02)	(0.01)	(0.03)	(0.04)
Diluted earnings per common share	$1.11	$1.06	$0.83	$2.80	$2.28

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	September 30, 2019		June 30, 2019		December 31, 2018		September 30, 2018
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,668	7.98%	$1,561	7.86%	$1,505	8.29%	$1,540	8.36%
Total adjusted avg. total asset base	$20,901		$19,663		$18,158		$18,426
Tier 1 common equity (to risk weighted assets)	$1,428	9.25%	$1,321	9.08%	$1,265	10.54%	$1,300	11.01%
Tier 1 capital (to risk weighted assets)	$1,668	10.80%	$1,561	10.73%	$1,505	12.54%	$1,540	13.04%
Total capital (to risk weighted assets)	$1,781	11.53%	$1,674	11.51%	$1,637	13.63%	$1,677	14.20%
Risk-weighted asset base	$15,442		$14,525		$12,006		$11,811

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	September 30, 2019		June 30, 2019		December 31, 2018		September 30, 2018
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,747	8.35%	$1,633	8.32%	$1,574	8.67%	$1,617	8.77%
Total adjusted avg. total asset base	$20,914		$19,614		$18,151		$18,433
Tier 1 common equity (to risk weighted assets)	$1,747	11.30%	$1,633	11.23%	$1,574	13.12%	$1,617	13.68%
Tier 1 capital (to risk weighted assets)	$1,747	11.31%	$1,633	11.23%	$1,574	13.12%	$1,617	13.68%
Total capital (to risk weighted assets)	$1,860	12.04%	$1,745	12.00%	$1,705	14.21%	$1,753	14.84%
Risk-weighted asset base	$15,452		$14,508		$11,997		$11,818

Loans Serviced
(Dollars in millions)
(Unaudited)

	September 30, 2019		June 30, 2019		December 31, 2018		September 30, 2018
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$171,145	826,472	$170,139	816,743	$146,040	705,149	$106,297	494,950
Serviced for others	25,039	106,992	25,774	106,334	21,592	88,434	21,835	88,410
Serviced for own loan portfolio (3)	8,058	60,088	7,264	59,873	7,438	57,401	8,033	35,185
Total loans serviced	$204,242	993,552	$203,177	982,950	$175,070	850,984	$136,165	618,545

(1)	UPB, net of write downs, does not include premiums or discounts.

(2)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

(3)
Includes loans held-for-investment (residential first mortgage, home equity and other consumer), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	September 30, 2019		June 30, 2019		December 31, 2018		September 30, 2018
Consumer loans
Residential first mortgage	$3,258	26.0%	$3,241	27.8%	$2,999	33.0%	$3,085	34.4%
Home equity	985	7.8%	922	7.9%	731	8.0%	704	7.9%
Other	693	5.5%	576	4.9%	314	3.5%	150	1.7%
Total consumer loans	4,936	39.3%	4,739	40.7%	4,044	44.5%	3,939	43.9%
Commercial loans
Commercial real estate	2,697	21.5%	2,463	21.1%	2,152	23.7%	2,160	24.1%
Commercial and industrial	1,700	13.6%	1,821	15.6%	1,433	15.8%	1,317	14.7%
Warehouse lending	3,215	25.6%	2,632	22.6%	1,459	16.0%	1,550	17.3%
Total commercial loans	7,612	60.7%	6,916	59.3%	5,044	55.5%	5,027	56.1%
Total loans held-for-investment	$12,548	100.0%	$11,655	100.0%	$9,088	100.0%	$8,966	100.0%

Other Consumer Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	September 30, 2019		June 30, 2019		December 31, 2018		September 30, 2018
	UPB	% of Total	UPB	% of Total	UPB	% of Total	UPB	% of Total
Indirect Lending	$519	74.9%	$408	70.8%	$153	48.7%	$121	81.2%
Point of Sale	58	8.4%	51	8.9%	28	8.9%	1	0.7%
Other	116	16.7%	117	20.3%	133	42.4%	27	18.1%
Total other consumer loans	$693	100.0%	$576	100.0%	$314	100.0%	$149	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Allowance for loan losses
Residential first mortgage	$28	$26	$40
Home equity	15	16	20
Other	6	5	2
Total consumer loans	49	47	62
Commercial real estate	34	35	46
Commercial and industrial	22	23	20
Warehouse lending	5	5	6
Total commercial loans	61	63	72
Total allowance for loan losses	$110	$110	$134

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Beginning balance	$110	$127	$137	$129	$140
Provision (benefit) for loan losses	1	17	(2)	17	(3)
Charge-offs
Total consumer loans	(3)	(4)	(2)	(9)	(6)
Total commercial loans	—	(31)	—	(31)	—
Total charge-offs	(3)	(35)	(2)	(40)	(6)
Recoveries
Total consumer loans	1	1	1	3	3
Total commercial loans	1	—	—	1	—
Total recoveries	2	1	1	4	3
Charge-offs, net of recoveries	(1)	(34)	(1)	(36)	(3)
Ending balance	$110	$110	$134	$110	$134
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.07%	0.11%	0.10%	0.09%	0.09%
Home equity and other consumer	0.27%	0.71%	0.21%	1.39%	0.58%
Commercial real estate	—%	—%	—%	—%	(0.01)%
Commercial and industrial	(0.22)%	7.11%	—%	2.66%	(0.01)%

(1)	Excludes loans carried under the fair value option.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Nonperforming LHFI	$16	$52	$12	$12
Nonperforming TDRs	3	4	3	4
Nonperforming TDRs at inception but performing for less than six months	7	7	7	9
Total nonperforming LHFI and TDRs (1)	26	63	22	25
Real estate and other nonperforming assets, net	9	9	7	7
LHFS	17	15	10	10
Total nonperforming assets	$52	$87	$39	$42

Ratio of nonperforming assets to total assets (2)	0.16%	0.36%	0.16%	0.17%
Ratio of nonperforming LHFI and TDRs to LHFI	0.21%	0.54%	0.24%	0.28%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.29%	0.62%	0.32%	0.35%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.

(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
September 30, 2019
Consumer loans	$9	$3	$26	$38	$4,936
Commercial loans	—	—	—	—	7,612
Total loans	$9	$3	$26	$38	$12,548
June 30, 2019
Consumer loans	$5	$2	$26	$33	$4,739
Commercial loans	1	—	37	38	6,916
Total loans	$6	$2	$63	$71	$11,655
December 31, 2018
Consumer loans	$5	$2	$22	$29	$4,044
Commercial loans	—	—	—	—	5,044
Total loans	$5	$2	$22	$29	$9,088
September 30, 2018
Consumer loans	2	1	25	$28	$3,939
Commercial loans	—	—	—	—	5,027
Total loans	$2	$1	$25	$28	$8,966

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
September 30, 2019
Consumer loans	$39	$10	$49
Total TDR loans	$39	$10	$49
June 30, 2019
Consumer loans	$41	$11	$52
Total TDR loans	$41	$11	$52
December 31, 2018
Consumer loans	$44	$10	$54
Total TDR loans	$44	$10	$54
September 30, 2018
Consumer loans	$43	$13	$56
Total TDR loans	$43	$13	$56

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The DOJ benefit and acquisition related expenses and hedging gains recognized in conjunction with the Well Fargo branch acquisition from 2018 are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, return on average tangible equity, adjusted return on average tangible equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted net income, adjusted basic and diluted earnings per share, adjusted noninterest expense, adjusted net interest income, adjusted net interest margin, adjusted income before taxes, adjusted provision for income taxes, and adjusted efficiency ratio provide a meaningful representation of its operating performance on an ongoing basis.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in millions, except share data)
Total stockholders' equity	$1,734	$1,656	$1,574	$1,570	$1,518
Less: Goodwill and intangible assets	174	178	182	190	70
Tangible book value	$1,560	$1,478	$1,392	$1,380	$1,448

Number of common shares outstanding	56,510,341	56,483,937	56,480,086	57,749,464	57,625,439
Tangible book value per share	$27.62	$26.16	$24.65	$23.90	$25.13

Total assets	$22,023	$20,206	$19,445	$18,531	$18,697
Tangible common equity to assets ratio	7.09%	7.31%	7.16%	7.45%	7.74%

Return on average tangible equity, adjusted return on average tangible equity and adjusted return on average assets.

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(Dollars in millions)
Net income	$63	$61	$48	$160	$133
Add: Intangible asset amortization, net of tax	2	$4	1	10	—
Tangible net income	$65	$65	$49	$170	$133

Total average equity	$1,722	1,668	$1,514	$1,658	$1,468
Less: Average goodwill and intangible assets	176	180	71	184	54
Total tangible average equity	$1,546	$1,488	$1,443	$1,474	$1,414

Return on average common equity	14.72%	14.58%	12.80%	12.90%	12.10%
Return on average tangible common equity	17.12%	17.14%	13.67%	15.30%	12.78%
Adjustment to remove DOJ benefit	—%	(5.45)%	—%	(1.76)%	—%
Adjustment to remove Wells Fargo acquisition costs	—%	—%	—%	—%	—%
Adjustment to remove hedging gains	—%	—%	—%	—%	—%
Adjusted return on average tangible common equity	17.12%	11.69%	13.67%	13.54%	12.78%

Return on average assets	1.20%	1.22%	1.04%	1.08%	1.00%
Adjustment to remove DOJ benefit	—%	(0.41)%	—%	(0.13)%	—%
Adjustment to remove Wells Fargo acquisition costs	—%	—%	0.01%	—%	—%
Adjustment to remove hedging gains	—%	—%	—%	—%	—%
Adjusted return on average assets	1.20%	0.81%	1.05%	0.95%	1.00%

Adjusted HFI loan-to-deposit ratio.

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in millions, except share data)
Average LHFI	$11,743	$10,613	$9,164	$8,916	$8,872
Less: Average warehouse loans	2,508	1,997	1,175	1,337	1,586
Adjusted average LHFI	$9,235	$8,616	$7,989	$7,579	$7,286

Average deposits	$15,817	$14,159	$12,906	$11,942	$11,336
Less: Average custodial deposits	4,551	3,471	2,535	2,133	1,971
Adjusted average deposits	$11,266	$10,688	$10,371	$9,809	$9,365

HFI loan-to-deposit ratio	74.2%	75.0%	71.0%	74.7%	78.3%
Adjusted HFI loan-to-deposit ratio	82.0%	80.6%	77.0%	77.3%	77.8%

Adjusted net interest income, noninterest income, noninterest expense, income before income taxes, provision for income taxes, net income, basic earnings per share, diluted earnings per share, net interest margin and efficiency ratio.

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in millions)
Net interest income	$146	$138	$126	$152	$124
Hedging gains	—	—	—	(29)	—
Adjusted net interest income	$146	$138	$126	$123	$124

Noninterest income	$171	$168	$109	$98	$107
DOJ benefit	—	(25)	—	—	—
Adjusted noninterest income	$171	$143	$109	$98	$107

Noninterest expense	$238	$214	$191	$189	$173
Wells Fargo acquisition costs	—	—	1	14	1
Adjusted noninterest expense	$238	$214	$190	$175	$172

Income before income taxes	$78	$75	$44	$66	$60
Adjustment for hedging gains	—	—	—	(29)	—
Adjustment for DOJ benefit	—	(25)	—	—	—
Adjustment for Wells Fargo acquisition costs	—	—	1	14	1
Adjusted income before income taxes	$78	$50	$45	$51	$61

Provision for income taxes	$15	$14	$8	$12	$12
Tax impact on adjustment for hedging gains	—	—	—	(5)	—
Tax impact on adjustment for DOJ benefit	—	(5)	—	—	—
Tax impact on adjustment for Wells Fargo acquisition costs	—	—	—	2	—
Adjusted provision for income taxes	$15	$9	$8	$9	$12

Net income	$63	$61	$36	$54	$48
Adjusted net income	$63	$41	$37	$42	$49

Weighted average common shares outstanding	56,484,499	56,446,077	$57,897,799	57,628,561	57,600,360
Weighted average diluted common shares	57,110,796	57,061,822	$57,856,100	58,385,354	58,332,598
Adjusted basic earnings per share	$1.12	$0.72	$0.65	$0.73	$0.86
Adjusted diluted earnings per share	$1.11	$0.71	$0.64	$0.72	$0.85

Average interest earning assets	$18,997	$17,759	$16,294	$16,391	$16,786
Net interest margin	3.05%	3.08%	3.09%	3.70%	2.93%
Adjusted net interest margin	3.05%	3.08%	3.09%	2.99%	2.93%

Efficiency ratio	75.2%	69.8%	81.3%	75.7%	74.6%
Adjustment to remove hedging gains	—%	—%	—%	9.2%	—%
Adjustment to remove DOJ benefit	—%	6.3%	—%	—%	—%
Adjustment to remove Wells Fargo acquisition costs	—%	—%	(0.5)%	(5.7)%	(0.5)%
Adjusted efficiency ratio	75.2%	76.1%	80.8%	79.2%	74.1%